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                                                                   EXHIBIT 10.01

                       EMPLOYMENT AND CONSULTING AGREEMENT

     This EMPLOYMENT and CONSULTING AGREEMENT("AGREEMENT") is made as of March 31, 1994 among Symantec Corporation, a Delaware corporation ("Symantec"), Symantec Acquisition Corp., a Delaware corporation ("SYMANTEC ACQUISITION"), and Charles M. Boesenberg ("BOESENBERG")

                                   BACKGROUND

     This Agreement is entered into in connection with an Agreement and Plan of Reorganization (the "PLAN" ) dated as of March 31, 1994, among Symantec, Symantec Acquisition and Central Point Software, Inc., a Delaware corporation ("CENTRAL POINT"), pursuant to which Central Point is to merge with and into Symantec Acquisition, the wholly owned subsidiary of Symantec. The effective date of this Agreement will be the date the merger becomes effective under the terms of the Plan (the "EFFECTIVE DATE") Should the Plan be terminated prior to the effectiveness of the merger, this Agreement shall be of no further force or effect.

Boesenberg and Central Point have entered into a certain letter agreement (the "LETTER AGREEMENT") dated September 6, 1993, which gives to Boesenberg certain rights in the event of a change in control as contemplated by the Plan. If the merger under the terms of the Plan becomes effective, Boesenberg agrees to waive his rights under the Letter Agreement in consideration for the rights granted under this Agreement.

Boesenberg is the President, Chief Executive Officer and Chairman of the Board of Central Point and has been actively involved in the operations of Central Point. To preserve and protect the intangible assets of Central Point, including Central Point's good will, customers and trade secrets of which Boesenberg has knowledge, and in consideration for Symantec's and Symantec Acquisition's entering into and performing under the Plan and in consideration for Boesenberg waiving his rights under the Letter Agreement, the parties hereto enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing background and the mutual agreements of the parties contained herein, Symantec, Symantec Acquisition and Boesenberg hereby agree as follows:

     1. PERIOD OF SERVICE. Boesenberg shall be employed by Symantec, on a full-time basis, from the Effective Date to and including March 31, 1995 ("EMPLOYMENT PERIOD"), unless terminated pursuant to Section 6 hereof. During the Employment Period, Boesenberg and Symantec shall meet and confer about the possibility of continuing Boesenberg's employment after March 31, 1995. Symantec agrees that it in good faith will offer a position to Boesenberg which will meet or exceed Boesenberg's level of responsibility during the Employment Period at the same or greater level of base compensation and benefits provided in this Agreement. Boesenberg in his own discretion may accept or decline any offer of employment beyond the Employment Period which offer may be declined for any reason or no reason at all. If Symantec for any reason fails to make an offer of employment, or if Boesenberg declines or fails to accept any offer by March 31, 1995, then from April 1, 1995, to March 31, 1996 (the "CONSULTING PERIOD"), Boesenberg shall act as a consultant to Symantec. During the Consulting
Period, Boesenberg will devote such time as may reasonably be required to provide services hereunder, it being agreed that Boesenberg will render services for not less than twelve (12) days of service hereunder per calendar quarter during the Consulting Period.

     2. DUTIES. Boesenberg will during the Employment Period and Consulting Period perform services and devote his energy, knowledge and training in the advancement of Symantec's interests in accordance with Boesenberg's experience and skills. Symantec agrees that the services requested of Boesenberg during the Employment Period will be commensurate with those of other officers of Symantec with similar responsibilities. Boesenberg will perform the duties reasonably and appropriately requested of him from time to time by Gordon Eubanks President and Chief Executive Officer of Symantec ("EUBANKS"), or his successor, and Boesenberg will


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diligently and conscientiously perform such duties. Boesenberg shall report directly to Eubanks or his successor at Symantec's Beaverton office.

     At the first Board of Directors meeting following the Effective Date Boesenberg shall be made a member of the Board of Directors of Symantec. At the commencement of the Consulting Period, Boesenberg shall be entitled to the compensation paid to other nonemployee directors for their services including, but not limited to, an option to purchase 30,000 (or such other amount specified by Symantec's Directors Stock Option Plan) shares of Symantec common stock. Such option shall be granted at the first Board of Directors meeting following the commencement of the Consulting Period and shall have an exercise price equal to the fair market value of Symantec common stock as of the first Board of Directors meeting following the commencement of the Consulting Period. Such fair market value shall be determined according to the consistently applied past practice of Symantec. The compensation paid under this paragraph shall be in addition to the compensation and benefits paid under this Agreement.

     3. COMPENSATION. For the services provided during the Employment Period, Symantec agrees to pay compensation at the rate of $235,000.00 per year. For the services provided during the Consulting Period, Symantec agrees to pay compensation of $360,000.00 per year. Payments shall be paid to Boesenberg twice a month during the Employment Period and Consulting Period. In addition, Symantec will reimburse Boesenberg for all reasonable out-of-pocket expenses, including travel, and entertainment expenses incurred by Boesenberg in providing the services under this Agreement within thirty (30) days after receiving written evidence of such expenses from Boesenberg as required pursuant to Symantec's standard policies and record keeping procedures applicable to its employees.

Subject to the limitations set forth below and provided that Boesenberg has remained an employee of Symantec through March 31, 1995 (unless terminated by Symantec without cause or as a result of his death or disability pursuant to
Section 6(b)), Symantec agrees to pay to Boesenberg as additional incentive compensation, at such time as Symantec announces its financial results for the fiscal quarters ending September 30, 1994, December 30, 1994 and March 31, 1995, respectively, a bonus based on a bonus target amount of $31,250 per quarter.
The amount of such target bonus actually payable with respect to any such quarter will be a function of the recognizable revenue (as such term is defined below) generated by Central Point business unit which Boesenberg will control during such quarter (the CP Unit"), as compared to the quarterly revenue goals for the CP Unit set forth on Schedule A hereto. The amount of the bonus target payable to Boesenberg for any such quarter shall be: (i) none, if the recognizable revenue from the CP Unit during such quarter is less than eighty one percent (81%) of the revenue goal for such quarter, or (ii) twenty-five percent (25%) if the recognizable revenue from the CP Unit during such quarter is eighty one percent (81%) of the revenue goal for such quarter, with the bonus increasing by 3.947% of the bonus target for each percent increase in the recognizable revenue from the CP Unit during such quarter in excess of eighty one percent (81%) of the revenue goal and with the bonus increasing by 2% of the bonus target for each percent increase in the recognizable revenue from the CP Unit during such quarter in excess of one hundred percent (100%) of the bonus target.

Additionally, provided that Boesenberg has remained an employee of Symantec through March 31, 1995 (unless terminated by Symantec without cause or as a result of his death or disability pursuant to Section 6(b)), Boesenberg will be entitled to an additional bonus payable at such time as Symantec announces its financial results for the fiscal quarter ending March 31, 1995 equal to (i) $25,000 if the recognizable revenue from the CP Unit during three of the quarters referenced on Schedule A is no less than one hundred percent (100%) of the revenue goals for such three quarters and the recognizable revenue for the remaining quarter is no less than eighty percent (80%) of the revenue goals for such quarter or (ii) $100,000 if the recognizable revenue from the CP Unit during all four of the quarters referenced on Schedule A is no less than one hundred percent (100%) of the revenue goals for such quarters.

In all cases, revenue from the CP Unit shall be calculated as: the revenue value of sales of Central Point-branded products (except those offered for the Chicago Operating System) and those network products that are today Central Point branded and which may be rebranded by Symantec by the following distributors (800 Software, Corporate Software, Egghead, IMD, Kenfil, MacWarehouse, Merisel, PC Connection, Softmart, Tech Data,


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ASAP, Software, Multiple Zones,  Computers 2000 and Software Spectrum) to their customers less returns to those distributors plus the value of OEM sales and direct sales (including, without limitation, sales of Central Point branded product through direct mail and telesales efforts) less returns from other customers. Additionally, for the purposes of determining whether such financial goals have been met for the purposes of paying the bonuses specified in the preceding paragraph or extending the non-compete provisions of Section 8(a), revenue from the CP Unit will also be deemed to include revenue from the sale of Symantec products as a result of direct mail solicitations of customers through the use of the CP Unit registered customer database. Notwithstanding any other provision of this Agreement, no quarterly financial goal will be deemed to have been met for the purpose of paying bonuses or vesting of stock options hereunder if the CP Unit exceeds the expense budget for such quarter set forth on Schedule A hereto (subsequent to the Effective Date) unless a variance to such budget is approved in writing by the CEO of Symantec, provided however, that the expense budget may be exceeded in the June quarter to the extent of any bonuses paid where revenues for such quarter exceed the revenues goal for such quarter by at least the amount of any such bonuses.

As additional incentive compensation, Symantec agrees to grant to Boesenberg an option to purchase 50,000 shares of its common stock at the first regular board meeting after the Effective Date, which option shall have a per share exercise price equal to the fair market value of Symantec's common stock as of the date of such meeting. Provided that Boesenberg has remained an employee of Symantec through March 31, 1995 (unless terminated by Symantec without cause or as a result of his death or disability pursuant to Section 6(b)), such option will vest upon Symantec's announcement of its financial results for the fiscal quarter ending March 31, 1995 (i) as to 16,666 shares if the Central Point business unit which Boesenberg will control during such quarter met the quarterly financial goal specified above for the fiscal quarter ending September 30, 1994, (ii) as to 16,666 shares if the Central Point business unit which Boesenberg will control during such quarter met the quarterly financial goal specified above for the fiscal quarter ending December 30, 1994, (iii) as to 16,667 shares if the Central Point business unit which Boesenberg will control during such quarter met the quarterly financial goal specified above for the fiscal quarter ending March 31, 1995. Any of such options which did not vest as a result of the failure of the Central Point business unit which Boesenberg will control to have met one or more quarterly financial goals, will vest on the fifth anniversary of the Effective Date, provided that Boesenberg is then still an employee of Symantec or one of its subsidiaries.

If Boesenberg voluntarily leaves Symantec (other than as a result of his death or disability pursuant to Section 6(b)) or is terminated for cause before the end of the Employment Period, Boesenberg shall forfeit the compensation yet to be paid or received under this Section including all compensation for the remaining Employment Period and Consulting Period.

     4.    BENEFITS

     (a) EMPLOYEE BENEFITS. During the Employment Period, Boesenberg shall be entitled to all employee benefits customarily and regularly granted to the employees of Symantec responsible for similar duties, including vacations, holidays, etc. with the exclusion of participation in Symantec's Management Bonus Objective Plan.

     (b) RELOCATION BENEFITS. Symantec also agrees that it will reimburse Boesenberg's reasonable actual packing and moving expenses from his residence in the Portland area to anywhere in the continental United States made anytime on or before September 30, 1997. Such reimbursement shall include real estate commissions and standard closing costs incurred in connection with the sale of Boesenberg's home in the Portland area and packing and transportation of his household goods. For the purpose of this paragraph, real estate commissions of 7% or less shall be deemed reasonable and Symantec agrees to pay in full the lowest of three written bids to pack and transport such household goods provided by Boesenberg. Standard closing costs shall be determined by the custom and practice for single family real estate sales; in the Portland area at the time of the sale. Symantec also agrees to pay an additional amount to cover any federal, state or local income and employment taxes due in connection with the reimbursement of such relocation expenses (the "Expenses Gross-up"). In calculating the Expenses Gross-up, it shall be assumed that Boesenberg has paid the maximum federal, state and local tax rate then in effect.


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     (c)   STOCK PURCHASE PLAN .  Until the termination or expiration of this
Agreement, Boesenberg shall be eligible to participate in any applicable Symantec stock purchase plan then in effect.

     (d) OFFICE EQUIPMENT. In order to perform the services hereunder, Symantec and Symantec Acquisition hereby transfer all right title and interest to the Toshiba portable computer and docking station, H-P Laser Writer and panofax facsimile machine presently in the possession of Boesenberg and which have been previously provided to Boesenberg by Central Point.

     5.    Innovations.

     (a) DISCLOSURE OF INNOVATIONS. Boesenberg agrees to disclose in writing to Symantec all inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by Boesenberg, alone or jointly with others, in the course of performing work for Symantec, Central Point, or Symantec Acquisition under the Agreement ("Innovations").

     (b) ASSIGNMENT OF OWNERSHIP. Boesenberg hereby irrevocably transfers and assigns any and all of his right, title and interest in and to the Innovations, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to Symantec. All Innovations will be the sole property of Symantec and Symantec will have the sole right to determine the treatment of any Innovations, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that Symantec deems appropriate. Boesenberg agrees: (i) to disclose promptly in writing to Symantec all Innovations; (ii) to cooperate with and assist Symantec at its expense to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Innovations in Symantec's name as Symantec deems appropriate and, (iii) to otherwise treat all Innovations as "Confidential Information," as defined below. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

     (c) MORAL RIGHTS WAIVER. "Moral Rights" means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. Boesenberg hereby irrevocably transfers and assigns to Symantec any and all Moral Rights that Boesenberg may have in any Innovation. Boesenberg also hereby forever waives and agrees never to assert against Symantec, its successors or licensees, any and all Moral Rights Boesenberg may have in any Innovation, even after expiration or termination of this Agreement.

     6.    TERMINATION.

     (a) FOR CAUSE. Symantec may terminate Boesenberg's employment at any time for "cause," effective immediately upon written notice to Boesenberg, without prejudice to any other remedy which Symantec may be entitled at law, in equity, or under this Agreement. As used in this Subsection 6(a), "cause" will mean (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries, (ii) any crime or act of fraud or dishonesty against Symantec or its subsidiaries, (iii) the commission of a felony, (iv) Boesenberg's habitual neglect of his duties which is not cured within ten (10) days after written notice thereof by the President of Symantec to Boesenberg, (v) the disregard of the written policies of Symantec or its subsidiaries which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries which is not cured within ten (10) days after written notice of such neglect by the President of Symantec to Boesenberg, (vi) or any material breach or Articles 5, 8 or 9 of this Agreement. In the event of any termination for cause hereunder, Boesenberg will receive all compensation under Section 3 until the date of termination, all benefits under Section 4 until the date of termination (except as to those benefits which must be continued pursuant to applicable law) and Boesenberg shall have the right to exercise vested options as provided under Section 27.

     (b) UPON DEATH OR DISABILITY. Symantec may terminate Boesenberg's employment upon written notice if Boesenberg dies or suffers any physical or mental disability reasonably preventing him from performing


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his substantial or material duties for a period of three (3) consecutive months.
However, such death or disability, whether during the Employment Period or Consulting Period, shall not terminate the obligations of Symantec to pay the compensation under Section 3 until the expiration of this agreement and provide the benefits under Section 4 for the Consulting Period. Such compensation and benefits shall be paid to Boesenberg, his wife, Nancy B. Boesenberg, or, if she is deceased, Boesenberg's estate. Furthermore, such death or disability shall not terminate the indemnification obligation referred to in Section 26 any outstanding option at the time of disability shall continue to vest and become exercisable, as provided in Section 27 and in the case of death become immediately excercisable and Boesenberg, his wife or, if she is deceased, his estate shall have the right to exercise such vested option as provided in such Section.

     (c) EXPIRATION Unless terminated earlier as provided by paragraph (a), this Agreement shall continue to and expire at midnight March 31, 1996.

     (d) TERMINATION BY SYMANTEC OTHER THAN FOR "CAUSE". Symantec may terminate Boesenberg's employment or consulting services at any time for whatever reason it deems appropriate. Upon such termination, Symantec shall continue to pay compensation under Section 3 as if all revenue goals for the CP Unit had been achieved at the 100% level and provide the benefits under Section 4 to the original dates contemplated for the Employment Period and Consulting Period. Boesenberg's sole remedy at law, in equity or under this Agreement shall be the payment of such compensation and benefits. Furthermore, after such termination Boesenberg shall have the right to exercise vested options as provided in Section 27.

     7. EFFECT OF EXPIRATION OR TERMINATION. Upon the expiration or termination of this Agreement as provided in Section 6:

           (a) Each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve Boesenberg of his obligations; under Sections 5, 8 and 9, nor will expiration or termination relieve Boesenberg, Symantec or Symantec Acquisition from any liability arising from any breach of this Agreement, nor will expiration or termination relieve Symantec or Symantec Acquisition of any obligations (except to the extent that this Agreement is terminated by Symantec for cause) under Section 3 for consulting fees to the extent that the termination is as a result of Bosenberg's death or disability as provided in Section 6(b), under Sections 4, paragraph (a) (to the extent benefit coverage is thereafter provided under terms of such coverage or as required by law) and paragraph (b), 25 ( to the extent Boesenberg has rights under such insurance policies and 26, or pursuant to stock purchase options which are vested at the time of such expiration or termination of this Agreement or which continue to vest as provided under Section 27; and

           (b) Boesenberg will promptly notify Symantec of all Confidential Information (as hereinafter defined), including but not limited to the Innovations, in Boesenberg's possession and, at the expense of Symantec and in accordance with Symantec's instructions will promptly deliver to Symantec all such Confidential Information.

     8. CONFIDENTIAL INFORMATION. Boesenberg acknowledges that Boesenberg will acquire information and materials from Symantec, Central Point and Symantec Acquisition and acknowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of Symantec and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Innovations, are and will be the trade secrets and confidential and proprietary information of Symantec (collectively "CONFIDENTIAL INFORMATION"). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Boesenberg or that Symantec regularly gives to third parties without restriction on use or disclosure. Boesenberg agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the services required hereunder, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Boesenberg further agrees to take all action reasonably necessary to protect the confidentiality of the Confidential Information including, without limitation, implementing and


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enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

     9.    AGREEMENT NOT TO COMPETE.

     (a) From the Effective Date until the date specified below, Boesenberg shall not, directly or indirectly, individually or as an employee, partner, officer or shareholder or in any other capacity whatsoever (other than as a director) of or for any person, firm, partnership, company or corporation other than Symantec or its subsidiaries own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged in the design, research, development, marketing, sales, or licensing of any computer hardware, software or other high technology products. The foregoing limitation will apply until at least March 31, 1995 and will be extended (i) until June 30, 1995 if the quarterly revenue targets referenced in Section 3 are missed by fifteen percent (15%) of such revenue targets for two of such quarters and (ii) until September 30, 1995 if the quarterly revenue targets referenced in Section 3 are missed by fifteen percent (15%) of such revenue targets for three or four of such quarters. Notwithstanding the foregoing, for the purpose of determining the length of the restriction set forth in this Section 9(a), any recognizable revenue generated by the CP Unit for any such quarter in excess of one hundred percent (100%) of the quarterly revenue target for such quarter may be applied to cover any shortfall for any other quarter. From the Effective Date until March 31, 1995, Boesenberg may continue as a director of AER Enterprises and any other corporation with the consent of Symantec. After March 31, 1995, Boesenberg may be a director of any corporation consistent with Boesenberg's obligation not to compete as set forth in this remaining Section

     (b) For the two year period following the Effective Date, Boesenberg shall not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Symantec or its subsidiaries:

           (i) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged in the design, research, development, marketing, sales, or licensing of computer software that is substantially similar to or competitive with any computer program or products created, distributed or known by him to be under development by Symantec or any of its subsidiaries or by Central Point prior to the termination of Boesenberg's employment with Symantec; or

           (ii) To Boesenberg's knowledge, directly or indirectly develop computer software for any one or more of the following or any entity owned by or under common control with any of the following: Microsoft, Novell, Intel, Hewlett-Packard and Cheyenne Software, Inc.

     (c) For the four year period following the Effective Date, Boesenberg shall not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Symantec or its subsidiaries:

           (i) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged in design, research, development, marketing, sales, or licensing of "utility computer software" that is substantially similar to or competitive with any computer program or products created, distributed or under development by Central Point prior to the Effective Date.

           (ii) Recruit, attempt to hire, solicit, assist others in recruiting or hiring, or refer to others concerning employment, any person who is or was, an employee of Central Point or Symantec or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Central Point, Symantec or any of its subsidiaries.

     (d) The foregoing restrictions will not apply to Boesenberg's personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Boesenberg does not at any time own in excess of one percent (1%) of the issued and outstanding stock of any such corporation.



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     10.   OTHER AGREEMENTS. Boesenberg represents that Boesenberg has no other agreements or commitments that would hinder the performance of Boesenberg's obligations under this Agreement and Boesenberg will not enter into any such agreements. Boesenberg will indemnify Symantec and hold it harmless from any claims, damages, losses and expenses incurred by Symantec as a result of any breach of Boesenberg's representations and obligations under Section 10 of this Agreement. Unless authorized by law, Boesenberg will not disclose to Symantec any innovation or confidential information belonging to any former or current employer or to any person other than Symantec.

     11. STATUS AS INDEPENDENT CONTRACTOR. It is understood and agreed that during the Consulting Period that Boesenberg will not be independent contractor and that Boesenberg will not be an agent or employee of Symantec and has no authority whatsoever to bind Symantec by contract or otherwise. Boesenberg represents to Symantec that no third party or other entity has participated in the making of this Agreement as a broker, agent or otherwise.

     12. EMPLOYMENT TAXES AND BENEFITS. Boesenberg acknowledges that during the Consulting Period it shall be Boesenberg's sole obligation to report as self-employment income all compensation received by Boesenberg from Symantec for Boesenberg's service as a consultant.

     13. REMEDY. Because Boesenberg's breach of Sections 5, 8 and 9 of this Agreement will cause Symantec irreparable harm for which money is inadequate compensation, Symantec will be entitled to injunctive and other preliminary and equitable relief against any material breach or threatened breach of this Agreement, in addition to damages and any other available remedies.

     14. ASSIGNMENT; SUCCESSORS. Due to the unique nature of the services to be provided hereunder, Boesenberg may not delegate his duties under this Agreement. This Agreement is binding upon and inures to the benefit of Symantec and Symantec Acquisition and their successors and assigns.

     15. MODIFICATION. This Agreement may be modified or amended only by a writing signed by Symantec, Symantec Acquisition and Boesenberg.

     16. GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws.

     17. SEVERABILITY. If any provision of this Agreement is to any extent invalid under applicable law, that provision shall be enforced to the extent permissible, and the remaining provisions of this Agreement shall continue in full force and effect.

     18. NON-WAIVER. No failure or delay by Symantec or Boesenberg in exercising any right or remedy under this Agreement shall wave any provision of this Agreement, nor shall any single or partial exercise by Symantec or Boesenberg of any right or remedy under the Agreement preclude any of them from otherwise or further exercising these rights or remedies, or any other rights or remedies by law or any related documents.

     19. CAPTIONS. The headings in this Agreement are for convenience only and do not effect interpretation of this Agreement.

     20. ENTIRE AGREEMENT. This Agreement, together with attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous and contemporaneous oral and written negotiations, agreements or other commitments.

     21. NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, or sent by facsimile, certified first class and hand delivered, or sent by facsimile, certified first class mail, postage pre-paid, or sent by an internationally recognized express courier service. Such


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notices and other communications shall be effective upon receipt if personally delivered or on the next business day if sent by facsimile, three (3) business days after mailing if sent by mail, and one (1) business day after dispatch if sent by express courier, to the following addresses, or such other addresses as either party shall notify the other party:

     If to Symantec:                    Symantec Corporation
                                             10201 Torre Avenue
                                             Cupertino, CA 94014-2132
                                             Attn: General Counsel

     If to Boesenberg:                  Charles M. Boesenberg
                                             2470 Summit Court
                                             Lake Oswego, OR 97034

     22. ATTORNEYS' FEES. In the event of any claim, demand arbitration or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys' fees, including any such costs and fees upon appeal.

     23. ARBITRATION AGREEMENT. Any controversy between the parties regarding the construction or application of this Agreement, and any claim arising out of this Agreement or its breach, shall be submitted to arbitration on the written request of one party by the service of that request on the other party. Such arbitration shall be held under the California Code of Civil Procedure, section 1280 et seq., as amended.

     24. FORUM SELECTION. The parties agree that any arbitration or court proceeding if the matter is not arbitrated shall be held in Santa Clara County, California, and both parties waive any objection they may have concerning venue or personal jurisdiction to such county.

     25. INSURANCE. From the Effective Date until such time as Boesenberg ceases to be an officer or director of Symantec, Symantec shall provide or cause to be provided to Boesenberg insurance coverage under its policies for directors' and officers' liability.

     26. INDEMNIFICATION. Neither this Agreement, its termination nor the merger of Central Point into Symantec Acquisition shall act to modify or terminate any written agreement or obligation under operation of law that Central Point may have to indemnify Boesenberg for actions or failures to act during the term of Boesenberg's employment with Central Point and Central Point, as the surviving entity in the merger contemplated by the Plan, will continue to have all such indemnification obligations.

     27. VESTING AND EXERCISE OF STOCK OPTIONS. On the Effective Date, each outstanding option previously granted to Boesenberg by Central Point shall become immediately exercisable for an additional number of shares equal to that number of shares for which each such option would have become exercisable during the two years after the date of the merger. Until the termination or expiration of this Agreement, any outstanding options held by Boesenberg after the merger under the Plan shall continue to vest and become excercisable as provided in such option. Notwithstanding anything contained in any other agreement, Boesenberg shall have to and including March 31, 1997, to exercise any vested options issued to Boesenberg pursuant to the Plan.


IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

SYMANTEC                           BOESENBERG

Symantec Corporation
10201 Torre Avenue                 __________________________________

Cupertino, CA 95014-2132           Charles M. Boesenberg
                                   2470 Summit Court
                                   Lake Oswego, OR 97034
                                   Taxpayer ID#:______________________
                                   (If foreign citizen, copy of visa must be attached.)

By:_______________________________


Title:______________________________


SYMANTEC ACQUISITION

Symantec Acquisition

Address:___________________________

___________________________________


By:________________________________


Title:_____________________________




      SIGNATURE PAGE TO EMPLOYMENT AND CONSULTING AGREEMENT PLEASE RETURN
                           ORIGINAL TO SYMANTEC LEGAL

      [MATERIAL OMITTED PURSUANT TO ORDER DECLARING CONFIDENTIAL TREATMENT]

Charles Boesenberg                 December 28, 1994
10201 Torre Avenue
Cupertino, CA  95014


Dear Chuck,

I am writing to confirm our agreement to modify the terms of your Employment and Consulting Agreement with Symantec dated March 31, 1994 (the "Agreement") to allow you to take a position with another employer prior to the end of the Employment Period specified in that Agreement. Capitalized terms which are defined in the Agreement will have the same meaning as are ascribed to them in the Agreement when used in this letter.

Subject to your agreement by countersignature of this letter, the Agreement will be modified as follows:

1) The Employment Period will terminate as of December 31, 1994 and you will be free to seek full-time employment elsewhere, subject to the restrictions on competition with Symantec set forth in Section 9 of the Agreement.

2) Except as set forth in this letter, you will not lose any of the benefits that would have been provided to you under the Agreement if you had remained employed by Symantec through March 31, 1995.

3) Your Consulting Period will commence on January 1, 1995 and end on the anniversary of that date.

4) You will not receive the salary or quarterly bonus that would have been payable to you if you had been employed by Symantec from January 1 through March 31, 1995 and the final 16,667 unvested shares under the 50,000 share option you were granted by Symantec at the commencement of the Employment Period will be canceled without becoming exercisable.

5) For purposes of calculating the bonus payable to you under the third paragraph of Section 3 of the Agreement as a result of the financial performance of the CP Unit during the one year period ending March 31, 1995, as well as for determining the period of your non-compete under Section 9(a), it will be deemed that the CP Unit did not meet its recognizable revenue goal for the March 1995 quarter, regardless of the actual performance of the CP Unit during that period.

If the foregoing is consistent with your understanding, please countersign a copy of this letter and return that copy to Derek Witte at Symantec.


Sincerely Your,
/s/ Gordon E. Eubanks, Jr.
Gordon E. Eubanks, Jr.
President and CEO
Countersigned


/s/ Charles Boesenberg
- -----------------------
Charles Boesenberg